U.S. SECURITIES AND EXCHANGE COMMISSION
	Washington D.C. 20549

	FORM 3

	INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.	Name and Address of Reporting Person*

	     James            Kirt             W.
		(Last)		(First)		(Middle)

	     33481 Spinnaker
	(Street)

	     Dana Point       California                 92629
		(City)		(State)				(Zip)


2.	Date of Event Requiring Statement (Month/Day/Year)
			02/07/00

3.	IRS or Social Security Number of Reporting Person (Voluntary)


4.	Issuer Name and Ticker or Trading Symbol
			Eworld Travel Corp

5.	Relationship of Reporting Person to Issuer
	(Check all applicable)

	(xx)  Director				(  )  10% Owner
	(xx)  Officer (give title below)	( XX )  Other (specify
                                                        below)

	   President/ Director, 3.73% through his ownership of Shibewalt
      Management, Inc.


6.	If Amendment, Date of Original (Month/Year)


7.	Individual of Joint/Group Filing (Check applicable line)

	( X )  Form Filed by One Reporting Person
	(   )  Form Filed by More than One Reporting Person


	Table I - Non-Derivative Securities Beneficially Owned



	Title of
 	Security
	(Instr. 4)
	Amount of
	Securities
	Beneficially
	Owned
	(Instr. 4)

	Ownership Form:
	Direct (D) or
	Indirect (I)
	(Instr. 5)
	Nature of
	Indirect
	Beneficial
	Ownership
	(Instr. 5)
Common Stock
100,000
       D
      N/A








	Table II - Derivative Securities Beneficially Owned
	(e.g., puts, calls, warrants, options, convertible securities)


2. Date Exercisable and
Expiration Date
(Month/Day/Year)
3. Title and
	Amount of
 	Securities
	Underlying
	Derivative
	Security
	(Instr. 4)









1. Title of
Derivative
Security
(Instr. 4)








	Date
	Exercisable








Expiration
	Date









Title





Amount or
Number of
Shares



4.
Conversion
or Exercise
Price of
Derivative
Security
5. Owner-
ship Form
of
Derivative
Security:
Direct (D)
or Indirect
(I)
(Instr. 5)




6. Nature
of Indirect
Beneficial
Ownership
(Instr. 5)



































Explanation of Responses:




/s/ Kirt W. James                            2/2/00
** Signature of Reporting Person              Date

**	Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.

	See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

		Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.







* If the Form is filed by more than one Reporting Person, see Instruction
 5(b) (v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.